October 8, 2025 Heather Knight

Dear Heather:
Congratulations! I am pleased to present this at will employment offer for you to join Solventum
Corporation (“Solventum”) as Chief Commercial Officer, reporting to the Chief Executive Officer. Your first day of employment with Solventum is expected to be [Date] (your actual first day of employment, the “Start Date”). You will initially be based remotely in Chicago, Illinois and be expected to travel as appropriate for the role. Thereafter, your primary location will either be Solventum’s Minnesota office or Texas office (as mutually agreed between you and Solventum) so you will be required to relocate to such area within 12 months of acceptance of this offer. We plan to onboard you with a virtual orientation and a 30-60-90 day onboarding plan in which you will meet your colleagues, your team, client groups, and other stakeholders virtually.

The terms of this offer are as follows:
Cash Compensation

Your first year starting annual target cash compensation will be $1,600,000. This compensation is composed of an annual base salary of $800,000 paid monthly and a short-term incentive compensation opportunity with a target value of $800,000 paid annually.
The actual short-term incentive compensation you receive will be determined in accordance with the terms of the Solventum Annual Incentive Plan (as may be amended from time to time) or any successor thereto and may be more or less than this target amount for a variety of reasons, including Solventum’s performance against the goals established by the Talent Committee of the Board of Directors of Solventum (the “Talent Committee”), your individual job performance, and your satisfaction of applicable vesting requirements. Your annual base salary and short-term incentive compensation opportunity for 2025 will be prorated based on the portion of the year worked.

The amount of your target cash compensation will be reviewed at least annually and may be adjusted by Solventum.

Long-Term Incentives

You will be eligible to receive annual long-term incentive grants, commencing in 2026, on substantially the same basis as similarly situated employees of Solventum. These grants may be in the form of performance shares, stock options, restricted stock units or another alternative based on Solventum common stock. The form of grants and the aggregate target value of the grants you receive will be determined by the Talent Committee in its discretion, considering a variety of factors, including changes in external market survey data and job performance.
The target value of your annual long-term incentive grant for 2026 is $4,500,000. The ultimate value of the grants you receive will depend on several factors, such as the performance of Solventum and the value of its common stock. All long-term incentive awards you receive will be subject to the terms and conditions of the Solventum 2024 Long-Term Incentive Plan or any successor thereto (as may be amended from time to time, the “LTIP”) and the applicable award agreement(s), including terms providing for the expiration or loss of grants or potential payments in the event of your termination of employment.

Make-Whole RSU Award
In consideration of your execution of the Solventum Employee Agreement (as defined below) and as an inducement to join Solventum, no later than 60 days following your Start Date, Solventum will grant you a make-whole restricted stock unit award (“Make-Whole RSU Award”). The Make-Whole RSU Award will cover a number of shares of Solventum common stock (each, a “Share”) determined by dividing
$6,000,000 by the closing trading price of a share of Solventum common stock on the grant date and rounding the result up to the nearest whole Share. Subject to your continued employment with Solventum, the restricted stock units subject to the Make-Whole RSU Award will vest in a series of three equal installments on each of the first three anniversaries of the grant date.

The remaining terms and conditions of the Make-Whole RSU Award will be as set forth in the LTIP and the applicable award agreement, including terms and conditions related to the expiration or forfeiture of the award upon termination of employment. Among other things, such terms provide that the unvested portion of the award will be forfeited in the event your employment ends before the applicable vesting date for any reason other than death or disability (as defined in the LTIP).

Hiring Bonus
In addition, you will receive a hiring bonus equal to $2,000,000.

Enclosed is a copy of Solventum’s Hiring Bonus Repayment Agreement, which requires you to repay the hiring bonus under certain circumstances. Payment of the hiring bonus is expressly conditioned upon your execution of the enclosed Hiring Bonus Repayment Agreement no later than 30 days following your Start Date. Note that you will not be eligible for this payment until you have started your employment with Solventum. You will receive this payment within 30-60 days of the later of: (i) your Start Date and (ii) Solventum’s receipt of your executed Hiring Bonus Repayment Agreement.

Severance Benefits
You will be eligible to participate in the Solventum Executive Severance Plan (the “Executive Severance Plan”) and the Solventum Executive Change in Control Severance Plan (together, the “Severance Plans”), each as in effect from time to time. Solventum reserves the right at any time to make changes to or terminate its compensation and benefit plans, including the Severance Plans. A copy of the Severance Plans are enclosed for your review.

Solventum Total Compensation Package

Our total compensation package is one of the many benefits of joining Solventum. This package goes beyond your cash compensation and long-term incentives and includes a broad range of benefits and services that can be tailored to your current life situation and adjusted periodically to fit your needs. You will receive additional information following commencement of employment and you can contact Solventum Benefits Center at (877) 333-0018 with questions.

Vacation

Executives are not required to track vacation usage. We acknowledge the demands and expectations of your role and support your use of judgment to take care of your well-being. Along those lines, we anticipate you will utilize around five weeks of vacation time annually.
Relocation

For this role, your primary office location will either be Solventum’s Minnesota office or Texas office (as mutually agreed between you and Solventum). Therefore, you will be required to relocate to such area within 12 months of acceptance of this offer. To help you and your family with the move, comprehensive relocation services will be made available in accordance with Solventum’s Relocation Policy. Plan 1 is attached for additional information about your relocation benefits.
Attached is a copy of Solventum’s Relocation Repayment Agreement, which under certain circumstances requires you to repay Solventum for relocation expenses incurred on your behalf. Your right to receive relocation benefits is expressly conditioned upon your execution of the enclosed Relocation Repayment Agreement.
Withholding

All compensation and benefits payable to you pursuant to the terms of this offer letter or otherwise will be subject to deduction of all Federal and state income taxes and all other taxes and amounts Solventum may be required to collect or withhold.
Reservation of Rights

Solventum reserves the right at any time to make changes to or terminate its compensation and benefit plans, including incentive compensation plans. These changes could impact your eligibility to receive compensation and benefits under these plans, the time and form of payment, as well as changes in the factors and formulas for measuring performance and converting that performance into payments. Any such changes could affect your ability to earn compensation (including incentive compensation) after the change(s) take effect. Solventum also reserves the right to make changes in the allocation of your planned total cash compensation between base salary and short-term incentive compensation.

Direct Deposit
Solventum is a direct deposit employer. Payments to employees are made via direct deposit. You will be expected to provide personal bank account information to Solventum on the effective date of employment. Solventum will respect and comply with your rights in accordance with Federal and state regulations.

Previous Agreement(s) with other employers

By accepting this offer, you are representing to Solventum that you have checked, and you are subject to no binding contractual or other legal restrictions that would prevent you from performing the duties of the position offered to you. In addition to the other contingencies set forth in this offer, this offer is contingent upon Solventum’s verification that you are not subject to any restrictions that would prevent (or make it unacceptably difficult) for you to perform the duties of the position being offered to you in Solventum’s judgment. As part of this verification process, you agree to cooperate with Solventum by providing it with all contracts and other information available to you regarding restrictions arising from your past employment or other work associations that remain in effect and may place legal restrictions on you. If there are contracts or other restrictions that you cannot share with Solventum due to confidentiality obligations or for some other reason, you agree to cooperate with Solventum in identifying an alternative means (through legal counsel representing you or otherwise) for Solventum to conduct the forgoing verification process to Solventum’s satisfaction. Your Start Date will not be established until this verification review has been completed. The failure to provide full, accurate and complete information and cooperation in this verification review process may result in the withdrawal of this offer and/or termination of your employment with Solventum if you are already employed when the failure is discovered.

Employee Agreement

On your first day of employment, you will be asked to sign a Solventum Employee Agreement, as a condition of your employment. A blank copy of this agreement is attached for your review (the “Solventum Employee Agreement”). The original signed agreement will be retained by Solventum. Employment with Solventum is “at will,” which means that either you or Solventum may end the employment relationship at any time, for any reason or no reason, and with or without notice. Nothing in this offer of employment is intended to or does create an employment relationship that is not “at will.”

Stock Ownership Guidelines
You will be expected to maintain compliance with Solventum’s stock ownership guidelines for executives, as in effect from time to time. The amount and terms of these guidelines will be reviewed periodically and may be adjusted by Solventum. Under Solventum’s current stock ownership guidelines, you would have five (5) years from your Start Date to accumulate ownership of shares of Solventum common stock having an aggregate market value equal to three (3) times your annual base salary in order to comply with the guidelines. A copy of Solventum’s stock ownership guidelines as currently in effect is enclosed for your review.

Solventum Policies; Recoupment Policy

You will be expected to maintain compliance with all Solventum policies, procedures, and guidelines, as in effect from time to time. Additionally, as a senior leader of Solventum, certain compensation paid or provided to you will be subject to the terms of Solventum’s Recoupment Policy. By accepting this offer, you are acknowledging and agreeing to be subject to the terms of Solventum’s Recoupment Policy, as in effect from time to time. A copy of Solventum’s current Recoupment Policy is enclosed for your review.

Additional Contingencies
Please note that in addition to the other contingencies outlined elsewhere in this offer, this offer also is contingent upon the satisfactory completion of the pre−employment background screening process. Because this offer is contingent upon all contingencies set forth in this offer, you should not resign your current employment until Solventum contacts you and confirms that all applicable contingencies have been cleared. Nothing is final until that time, and Solventum will not confirm your Start Date until it receives confirmation that all pre-employment contingencies have been satisfactorily met and confirms the same with you. Please carefully review the following information pertaining to the pre−employment background investigation authorization process at Solventum.

Pre-Employment Background Investigation Authorization
Solventum will conduct a pre-employment background investigation on all individuals who have been given contingent offers of employment, as permitted by applicable law. If applicable law allows for pre-employment background screening, within approximately one business day of your acceptance of this offer, you will receive an email from HireRight at the email address you provided in the employment application process. The email you receive will contain a link to HireRight’s secure web application, where you will be provided additional information to assist you in completing on−line submission and consent forms. When you complete your online background screening submission, you will be required to electronically acknowledge receipt of Solventum’s Background Screening Disclosure & Authorization form and give your consent. This background screening submission step needs to be completed immediately upon receiving the email request. This background screening submission step needs to be completed immediately upon receiving the email request. To conduct your pre-employment background screening, we must have access to your Social Security Trace, which is conducted through a credit reporting agency, Experian. If you have an existing credit freeze with Experian, HireRight will not be able to complete this portion of your background screen which will further delay the pre-employment contingency process. At the time of initiating your pre-employment background screening with HireRight, we will ask that you unfreeze your credit to complete this component. Certain terms, conditions, and fees may apply.

Employment Eligibility Verification Form (Department of Justice I-9 Form)

Federal law requires companies to verify that new employees are United States citizens or foreign nationals who are authorized to work in the United States. Solventum must comply with this law. On the first day of your employment, the law requires you to do the following:
1.Complete section one of an Employment Eligibility Verification Form (Department of Justice Form I-9); and

2.Provide acceptable documents, which identify and certify that you are a citizen of the United States or a foreign national who is authorized to work in the United States. A Solventum representative will examine and copy these documents.

Please review the enclosed list of acceptable I-9 documents and bring them to orientation on your first day of work or, if you are working remotely, follow the separate instructions that you will receive as part of your new employee paperwork. If you do not provide proper identification within three business days of your Start Date, we will be required by law to terminate your employment with Solventum.
Solventum participates in E-Verify. E-Verify is an internet-based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. As a participant in E-Verify, Solventum will provide the SSA and, if necessary, the DHS, with information from each new employee’s Form I-9 to confirm work authorization.

Indemnification

Solventum will indemnify you and hold you harmless to the fullest extent permitted by law and under the charter and by-laws of Solventum (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from your good faith performance of your duties and obligations with Solventum; provided, however, that Solventum will not be required to provide indemnification, reimbursement or advancement of expenses for any amounts subject to recovery under any recoupment policy of Solventum or any expenses that are incurred in opposing any efforts Solventum makes to recover amounts pursuant to any such policy.
Successors

This letter agreement is personal to you and without the prior written consent of Solventum will not be assignable by you other than by will or the laws of descent and distribution. This letter will inure to the benefit of and be enforceable by your legal representatives. This letter will inure to the benefit of and be binding upon Solventum and its successors and assigns.

Section 409A

The payments and benefits provided under this letter are intended to comply with, or be exempt from, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the provisions of this letter will be interpreted and applied consistently with such intent. All reimbursements under this letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter will be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter.
Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by Solventum as in effect on the termination date), to the extent required by Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter during the six (6)-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A.

Entire Agreement; Amendments

This letter, [the Relocation Repayment Agreement,] [the Hiring Bonus Repayment Agreement and] the Solventum Employee Agreement represents the complete understanding between you and Solventum regarding the subject matter hereof. No amendment to this letter will be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this letter will continue in full force and effect.
I trust this information will answer some of your questions, as well as convey our enthusiasm to bring you on board at Solventum. Contact Millie Urrutia, Global Executive Recruiting is available at (786) 208-6713 or murrutia@solventum.com to answer any outstanding questions you may have on the content of this offer.

Our culture fosters innovation to meet the needs of our customers, employees, investors, and community. We look forward to sharing a successful future with you, and we hope you will accept our offer of employment.
Sincerely,

Tammy Gomez
Chief Human Resources Officer